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News: For immediate release

AutoZone EPS up 37% in First Quarter

Memphis, Tenn.  ( December 12, 2002) -- AutoZone, Inc. (NYSE: AZO), today reported sales of $1.219 billion for its first fiscal quarter (12 weeks) ended November 23, 2002, an increase of 4% from fiscal 2002. Excluding the sales of the TruckPro subsidiary which was sold in December, 2001, sales increased 7%. Same store sales, or sales for domestic auto parts stores open at least one year, increased 4.5% during the quarter. Gross margin for the quarter improved by more than one percentage point, while operating expenses, as a percent of sales, declined by more than one percentage point, resulting in a 15.5% operating margin. Net income for the quarter increased 25% to $105 million, while diluted earnings per share increased 37% to $1.04 from $0.76 reported in the year-ago quarter. Return on invested capital for the trailing twelve months increased to 20.6%.

"We are very pleased with our continuing strong performance through the first quarter, even as we anniversary our strong improvements in the prior year," said Steve Odland, Chairman, President and Chief Executive Officer. "We are very encouraged by the 30% sales increase in our AZ Commercial business reflecting our commercial customers' positive response to our high level of service and extensive product offering.

"Our continued focus on controlling costs through relentless expense discipline continues to drive shareholder value. Operating expenses as a percent of sales declined to 29.6% in the first quarter. This rate is the lowest first quarter rate achieved since 1995. The strong, growing cash flow provided by our business, when combined with our high hurdle rates for new investments, should continue to drive improved return on invested capital and shareholder value."

During the quarter, AutoZone opened 31 new stores, replaced one store and closed one store in the U.S. and opened one new store in Mexico. As of November 23, 2002, AutoZone operates 3,098 stores in the U.S. and 40 stores in Mexico.

At the end of the quarter, total share repurchases under the share repurchase program were $2.134 billion, or 62.5 million shares at an average price of $34.14 per share, including $119.8 million, or 1.6 million shares under forward purchase contracts.

In conjunction with its Annual Meeting of Stockholders, AutoZone will host a conference beginning at 8 a.m. (EST) today to discuss the results of the first quarter and the last fiscal year. Investors may listen to the Annual Meeting live and review supporting slides on the AutoZone website, www.autozone.com, by clicking "Investor Relations," and "Conference Calls." The call will also be available by dialing (712) 271-3887. A replay of the Annual Meeting, investor conference and slides will be available on AutoZone's website until January 10, 2003. In addition, a replay will be available by dialing (402) 220-3902 through Thursday, December 19, 2002, at midnight (EST).

As of November 23, 2002, AutoZone sells auto and light truck parts, chemicals and accessories through 3,098 AutoZone stores in 44 states plus the District of Columbia in the U.S. and 40 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 31, 2002, for more information related to those risks. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact Information:

Media:   Ray Pohlman at 901 495-7962,  ray.pohlman@autozone.com

Financial:   Jay Cook at 901 495-7005,   jay.cook@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2003

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	12 Weeks Ended November 23, 2002	12 Weeks Ended November 17, 2001	Trailing 12 months November 23, 2002	Trailing 12 months November 17, 2001

Net sales	$ 1,218,635	$ 1,176,052	$ 5,368,093	$ 4,930,671
Cost of goods sold	669,245	659,916	2,959,452	2,846,811
Gross profit	549,390	516,136	2,408,641	2,083,860
Operating expenses	361,064	360,632	1,604,811	1,524,744
Restructuring and impairment charges	---	---	---	126,689
Operating profit	188,326	155,504	803,830	432,427
Interest expense, net	19,105	19,427	79,538	97,112
Income before taxes	169,221	136,077	724,292	335,315
Taxes	64,310	52,000	275,310	129,500
Net income	$ 104,911	$ 84,077	$ 448,982	$ 205,815
Net income per share:
Basic	$1.06	$0.78	$4.39	$1.86
Diluted	$1.04	$0.76	$4.28	$1.83
Shares outstanding:
Basic	98,808	107,984	102,327	110,818
Diluted	101,206	110,605	104,942	112,313

Selected Balance Sheet Information
(in thousands)

	November 23, 2002	November 17, 2001	August 31, 2002

Merchandise inventories	$ 1,484,699	$ 1,325,437	$ 1,375,584
Current assets	1,565,845	1,416,383	1,450,128
Property and equipment, net	1,663,684	1,698,124	1,661,728
Total assets	3,612,513	3,504,852	3,477,791
Accounts payable	1,120,748	894,928	1,145,533
Current liabilities	1,485,123	1,241,770	1,533,571
Stockholders' equity	753,842	910,268	689,127
Debt	1,313,092	1,280,642	1,194,517
Working capital	80,722	174,613	(83,443)

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended November 23, 2002	12 Weeks Ended November 17, 2001	Trailing 12 months November 23, 2002	Trailing 12 months November 17, 2001

Depreciation & amortization	$ 25,593	$ 28,169	$ 115,679	$ 129,038
Capital spending	$ 30,465	$ 16,211	$ 131,493	$ 130,459
Cash flow before share repurchases	$ (40,052)	$ 14,207	$ 675,609	$ 408,640
Share repurchases	$ 78,523	$ 69,447	$ 708,059	$ 280,904

Other Selected Financial Information
(in thousands)

	November 23, 2002	November 17, 2001

Cumulative share repurchases ($):
On balance sheet	$ 2,014,220	$ 1,306,180
Forward contracts	119,801	170,444
Total	$ 2,134,021	$ 1,476,624

Cumulative share repurchases (shares):
On balance sheet	60,871	49,397
Forward contracts	1,646	3,846
Total	62,517	53,243

Shares outstanding, end of quarter	98,962	108,054

After-tax return on invested capital	20.6%	14.5%

AutoZone's 1st Quarter  Fiscal 2003
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended November 23, 2002	12 Weeks Ended November 17, 2001

Domestic auto parts stores:
Store count:
Stores opened	31	15
Stores closed	1	35
Replacement stores	1	6
Total domestic auto part stores	3,098	2,999

Stores with commercial sales	2,001	1,633

Square footage (in thousands)	19,852	19,272

Auto parts stores in Mexico:
Stores opened	1	1
Total auto parts stores in Mexico	40	22

TruckPro stores:
Note: TruckPro was sold on Dec.19, 2001	----	49

Sales & Inventory Statistics  (Domestic auto parts):

	12 Weeks Ended November 23, 2002	12 Weeks Ended November 17, 2001

Sales per average store ($ in thousands)	$ 385	$ 371
Sales per average square foot	$ 60	$ 58

Same store sales - rolling 13 periods
Total	4.5%	8.6%
Retail vs. commercial
Retail	1.9%	8.1%
Commercial	28.2%	13.8%

Inventory turns:
Based on average inventories	2.2 X	2.2 X
Based on ending inventories	2.0 X	2.1 X
Inventory turns, net of payables:
Based on average inventories	8.5 X	7.2 X
Based on ending inventories	8.5 X	6.9 X

Accounts payable/inventory (total company)	75%	68%